Exhibit 10.6

AMENDMENT TO THE

HONEYWELL INTERNATIONAL INC.

SEVERANCE PLAN FOR SENIOR EXECUTIVES

As Amended and Restated as of January 1, 2009

WITNESSETH

WHEREAS, Honeywell International Inc. (the “Corporation”) is the sponsor of the Honeywell International Inc. Severance Plan for Senior Executives (the “Plan”); and

WHEREAS, Section 12 of the Plans reserves to the Corporation the right to amend the Plans at any time; and

WHEREAS, the Corporation is desirous of amending the Plans in certain particulars;

NOW, THEREFORE, the Plans are hereby amended, effective January 1, 2013, as follows:

1.                  Section 15(b) is amended to read as follows:

(b) Section 409A of the Code.

(i)                 Interpretation. Notwithstanding the other provisions hereof, this Plan is intended to comply with the applicable requirements of Section 409A of the Code and this Plan shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A of the Code and, if necessary, any such provision shall be deemed amended to comply with Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under this Plan shall be treated as a separate payment and each installment and the right to a series of installment payments under this Plan is to be treated as a right to a series of separate payments. In no event may the Participant, directly or indirectly, designate the calendar year of payment.

(ii)               Payment Delay. To the maximum extent permitted under Section 409A of the Code, the severance benefits provided under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, if on the date of the Participant’s termination of employment, Honeywell’s stock is publicly-traded on an established securities market or otherwise and the Participant is a Specified Employee, then all cash severance payments payable to the Participant under this Plan that are deemed as deferred compensation subject to the requirements of Section 409A of the Code and payable within six (6) months following the Participant’s “separation from service” shall be postponed for a period of six (6) months following the Participant’s “separation from service” with Honeywell. The postponed amounts shall be paid to the Participant in a lump sum within thirty (30) days after the date that is six (6) months following the Participant’s “separation from service” with Honeywell, without earnings or interest. If the Participant dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of Section 409A of the Code shall be paid to the Participant’s beneficiary within sixty (60) days after Participant’s death, without earnings or interest.

(iii)             Reimbursements. All reimbursements provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the related taxes are remitted to the taxing authority.

(iv)             Multiple Calendar Years. Notwithstanding any provision of the Plan to the contrary, any payments of severance benefits under this Plan that (i) are, or may be, deferred compensation subject to Code Section 409A (“409A Severance Benefits”), and (ii) are subject to a release of claims pursuant to Section 3(b), where the period for execution and non-revocation of the Release spans more than one calendar year, any payment of 409A Severance Benefits that is contingent on the execution of the Release shall not be paid until the second calendar year, or later if required by the applicable terms of the Plan.  In no event may a Participant, either directly or indirectly, designate the calendar year of payment of any 409A Severance Benefits.